EXHIBIT 23.2

            Consent of Independent Registered Public Accounting Firm


The Board of Directors
LeCroy Corporation:


We consent to the use of our report dated August 3, 2004, except as to note 23, which is as of September 1, 2004, with respect to the consolidated balance sheets of LeCroy Corporation and subsidiaries as of June 30, 2004 and 2003, and the related consolidated statements of operations, stockholders' equity and cash flows for the years then ended, and the related financial statement schedule for the years ended June 30, 2004 and 2003, incorporated herein by reference, and to the reference to our firm under the heading "Experts" in the prospectus.


/s/ KPMG LLP


Short Hills, New Jersey
October 13, 2004